Exhibit 99.1
United Components Reports Results of Operations for
Second Quarter 2007
Second Quarter Highlights
-	Positive momentum in operating performance continues

-	Integration of ASC Industries with historical water pump operations now complete

-	Plans underway for continued expansion of China manufacturing footprint
EVANSVILLE, IN August 8, 2007 - United Components, Inc. (“UCI”) today announced results for the quarter ended June 30, 2007. Revenue of $259.6 million increased $29.1 million compared to the year-ago quarter. This quarter included $36.2 million in sales by ASC Industries, $12.1 million of which resulted from the sale of inventory in connection with the termination of an inventory consignment program with one of its customers. The 2006 quarter included $10.3 million in ASC revenue beginning on the May 25 date of ASC’s acquisition by UCI. Excluding the ASC sales in both periods, UCI recorded a 1.5% increase in revenue for the quarter, with increases in the retail and heavy duty channels and declines in the OEM, original equipment service and traditional channels.
Net income for the quarter was $10.0 million, compared to a loss of $1.4 million for the second quarter of 2006. Both periods included special items. The 2007 quarter included $3.2 million in special charges, net of tax, consisting of costs related to the integration of our water pump operations and the impairment of a trademark asset. The 2006 quarter included $9.0 million in special charges, net of tax, primarily costs related to the acquisition of ASC and facilities consolidation costs. Excluding these charges, adjusted net income would have been $13.2 million for the second quarter of 2007 and $7.6 million for the second quarter of 2006.
Earnings before interest, taxes, depreciation and amortization, or EBITDA, for UCI’s continuing operations, as adjusted consistent with the company’s historical presentations, was $40.9 million for the second quarter, compared with $31.9 million for the year-ago quarter. The calculation of adjusted EBITDA is set forth in Schedule A.
“We are pleased to report another very successful quarter,” said Bruce Zorich, Chief Executive Officer of UCI. “We saw growth in revenue which, with our continued strong execution, led to a significant increase in EBITDA. An additional operational highlight this quarter was the completion, on schedule, of the integration of our historical water pump manufacturing operations with ASC. We have already benefited from cost savings generated by the integration, and those savings will continue in the quarters ahead.”
“We are also very excited to report that we are in the early execution stages of expanding our manufacturing footprint in China,” continued Zorich. “We are leveraging ASC’s more than 15 years of experience in China manufacturing to open two new facilities, for air filter and fuel pump production, which we plan to have in operation by early 2008. We view this as the next critical step in continuing to expand UCI into an efficient global manufacturer.”
As of June 30, the company’s debt stood at $465.8 million. The company ended the quarter with $4.2 million in cash.

Conference Call
The company will host a conference call to discuss its results and performance on Thursday, August 9, at 2:00 p.m. Eastern Time. Interested parties are invited to listen to the call by telephone. Domestic callers can dial (800) 637-1381. International callers can dial (435) 871-6124.
A replay of the call will be available from August 9, 2007, for a 90-day period, at www.ucinc.com. Click on the UCI 2nd Quarter 2007 Financial Results Webcast button.
About United Components, Inc.
United Components, Inc. is among North America’s largest and most diversified companies servicing the vehicle replacement parts market. We supply a broad range of products to the automotive, trucking, marine, mining, construction, agricultural and industrial vehicle markets. Our customer base includes leading aftermarket companies as well as a diverse group of original equipment manufacturers.
Forward Looking Statements
All statements, other than statements of historical facts, included in this press release and the attached report that address activities, events or developments that UCI expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements give UCI’s current expectations and projections relating to the financial condition, results of operations, plans, objectives, future performance and business of UCI and its subsidiaries. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They are subject to uncertainties and factors relating to UCI’s operations and business environment, all of which are difficult to predict and many of which are beyond UCI’s control. UCI cautions investors that these uncertainties and factors, including those discussed in Item 1A of UCI’s 2006 Annual Report on Form 10-K and in its other SEC filings, could cause UCI’s actual results to differ materially from those stated in the forward-looking statements. UCI cautions that investors should not place undue reliance on any of these forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as required by law, UCI undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
For More Information, Contact:
Dan Johnston, Chief Financial Officer (812) 867-4726
Dave Barron (812) 867-4727

United Components, Inc.
Condensed Consolidated Income Statements (unaudited) (1)
(in thousands)

	Three Months ended June 30,		Six Months ended June 30,
	2007	2006	2007	2006
Net sales	$259,569	$230,482	$498,417	$445,073
Cost of sales (2)	200,190	183,670	389,481	353,148

Gross profit	59,379	46,812	108,936	91,925

Operating (expense) income
Selling and warehousing	(14,903)	(14,966)	(30,955)	(30,455)
General and administrative	(11,818)	(9,729)	(26,110)	(21,534)
Amortization of acquired intangible assets	(1,831)	(1,745)	(3,609)	(2,929)
Costs of integration of water pump operations and resulting asset impairment losses (3)	256	(4,600)	(474)	(4,600)
Costs of closing facilities and consolidating operations and gain from sale of assets (4)	(101)	(4,069)	1,546	(5,462)
Trademark impairment loss (5)	(3,600)	—	(3,600)	—

Operating income	27,382	11,703	45,734	26,945

Other (expense) income
Interest expense, net	(10,177)	(10,635)	(20,863)	(19,939)
Write-off of deferred financing costs (6)	—	(2,625)	—	(2,625)
Management fee expense	(500)	(500)	(1,000)	(1,000)
Miscellaneous, net	(754)	9	(1,055)	(55)

Income (loss) before income taxes	15,951	(2,048)	22,816	3,326
Income tax (expense) benefit	(5,926)	633	(8,284)	(1,363)

Net income (loss) from continuing operations	10,025	(1,415)	14,532	1,963

Discontinued operations
Net income from discontinued operations, net of tax	—	566	—	1,941
Loss on sale of discontinued operations, net of tax	—	(18,272)	—	(18,272)

	—	(17,706)	—	(16,331)

Net income (loss)	$10,025	$(19,121)	$14,532	$(14,368)

(1)	Includes the results of operations of ASC Industries, Inc. (“ASC”) beginning on May 25, 2006, the date of the acquisition of ASC by UCI. The operating results of UCI’s driveline components and specialty distribution operations, which were sold on June 30, 2006, and UCI’s lighting systems operation, which was sold on November 30, 2006, are presented as discontinued operations in the 2006 period.

(2)	Includes $2.0 million for the three and six month periods of 2006 for the sale of inventory written up to market from historical cost per U.S. GAAP acquisition rules. Also includes $1.8 million in the 2007 three month period and $3.5 million in the 2007 six month period of costs incurred in connection with the integration of UCI’s pre-ASC acquisition water pump operations with the operations of ASC.

(3)	Includes certain benefits and costs incurred in connection with the integration of UCI’s pre-ASC acquisition water pump operations with the operations of ASC.

(4)	2007 includes the gain from the sale of the land and building of UCI’s Mexican filter manufacturing facility, which was closed in 2006. 2006 includes asset write-downs and severance and other costs incurred in connection with the closures of UCI’s Canadian fuel pump facility and Mexican filter manufacturing facility.

(5)	Non-cash write-down of a trademark due to a customer’s decision to market a significant portion of UCI-supplied products under the customer’s own private label brand, instead of UCI’s brand. The customer’s decision to market using its own private label brand does not affect UCI’s sales of the affected products.

(6)	Write-off of unamortized deferred financing costs related to UCI’s previously outstanding debt, which was replaced in connection with the establishment of UCI’s new credit facility on May 25, 2006.

United Components, Inc.
Condensed Consolidated Balance Sheets (unaudited)
(in thousands)

	June 30,	December 31,
	2007	2006
Assets

Current assets
Cash and cash equivalents	$4,220	$31,523
Accounts receivable, net	277,222	228,996
Inventories, net	149,725	158,024
Deferred tax assets	30,638	33,920
Other current assets	26,035	29,389

Total current assets	487,840	481,852

Property, plant and equipment, net	164,868	164,621
Goodwill	241,461	239,835
Other intangible assets, net	88,047	95,354
Deferred financing costs, net	4,413	5,310
Pension and other assets	9,714	9,452
Assets held for sale	1,600	6,077

Total assets	$997,943	$1,002,501

Liabilities and shareholder’s equity

Current liabilities
Accounts payable	$103,635	$92,720
Short-term borrowings	12,762	8,657
Current maturities of long-term debt	593	462
Accrued expenses and other current liabilities	98,324	99,039

Total current liabilities	215,314	200,878

Long-term debt, less current maturities	452,404	491,478
Pension and other postretirement liabilities	38,609	40,430
Deferred tax liabilities	17,895	17,350
Due to parent	4,690	—
Minority interest	3,260	3,738
Other long-term liabilities	4,459	3,845

Total liabilities	736,631	757,719

Shareholder’s equity	261,312	244,782

Total liabilities and shareholder’s equity	$997,943	$1,002,501

United Components, Inc.
Condensed Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Six Months ended June 30,
	2007	2006
Net cash provided by operating activities of continuing operations	$16,165	$9,571

Cash flows from investing activities of continuing operations
Proceeds from sale of Mexican land and building	6,685	—
Acquisition of ASC Industries, Inc., net of cash acquired	—	(121,002)
Proceeds from sale of discontinued operations, net of transaction costs and cash sold	—	36,300
Capital expenditures	(14,706)	(10,285)
Proceeds from sale of other property, plant and equipment	776	1,397

Net cash used in investing activities of continuing operations	(7,245)	(93,590)

Cash flows from financing activities of continuing operations
Issuances of debt	11,790	113,000
Debt repayments	(47,985)	(277)
Financing fees	—	(3,636)
Shareholder’s equity contributions	—	8,600

Net cash (used in) provided by financing activities of continuing operations	(36,195)	117,687

Discontinued operations
Net cash used in operating activities of discontinued operations	—	(939)
Net cash used in investing activities of discontinued operations	—	(2,123)
Effect of currency exchange rate change on cash of discontinued operations	—	134

Effect of currency exchange rate changes on cash	(28)	44

Net (decrease) increase in cash and cash equivalents	(27,303)	30,784

Cash and cash equivalents at beginning of year	31,523	26,182

Less cash and cash equivalents of discontinued operations at end of period	—	2,318

Cash and cash equivalents of continuing operations at end of period	$4,220	$54,648

EBITDA and Adjusted EBITDA
EBITDA and Adjusted EBITDA are presented because they are believed to be frequently used by parties interested in United Components, Inc. (“UCI”). Management believes that EBITDA and Adjusted EBITDA provide useful information to investors because they facilitate an investor’s comparison of UCI’s operating results to that of companies with different capital structures and with cost basis in assets that have not been revalued and written-up in an allocation of a recent acquisition’s purchase price.
As a result of the acquisition of ASC Industries and the amendment and restatement of the credit agreement for UCI’s senior credit facilities, on a transition basis the calculation of Adjusted EBITDA, presented below, reflects the calculation of EBITDA in two ways: (i) with adjustments consistent with the presentation in earnings announcements from previous quarters; and (ii) with additional adjustments required by the amended and restated credit agreement for UCI’s senior credit facilities. The adjusted EBITDA required by the credit agreement is used to measure compliance with covenants of that agreement such as interest coverage.
EBITDA and Adjusted EBITDA are not measures of financial performance under United States generally accepted accounting principles (“US GAAP”) and should not be considered alternatives to net income, operating income or any other performance measures derived in accordance with US GAAP or as an alternative to cash flow from operating activities as a measure of liquidity.

Schedule A
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(dollars in millions)

	2007			2006
			June			June
	Q1	Q2	YTD	Q1	Q2	YTD
Results of continuing operations:
Net income (loss)	$4.5	$10.0	$14.5	$3.4	$(1.4)	$2.0

Interest, net of minority interest	10.6	10.2	20.8	9.3	10.6	19.9

Income tax expense (benefit)	2.4	5.9	8.3	2.0	(0.6)	1.4

Depreciation, net of minority interest	6.9	6.0	12.9	6.2	6.2	12.4

Amortization	2.4	2.5	4.9	2.0	2.1	4.1

EBITDA of continuing operations	26.8	34.6	61.4	22.9	16.9	39.8

Special items:
Sale of inventory that was written up to market from historical cost per US GAAP acquisition rules, net of minority interest	—	—	—	—	2.0	2.0

Cost of integration of water pump operations and the resulting asset impairment losses	2.5	1.5	4.0	—	4.6	4.6

Facilities consolidation & severance costs	(1.6)	0.1	(1.5)	1.7	4.1	5.8

Write-off of deferred financing costs resulting from refinancing	—	—	—	—	2.6	2.6

Trademark impairment loss	—	3.6	3.6	—	—	—

New business changeover and sales commitment costs	4.4	—	4.4	—	0.8	0.8

Non-cash charges (primarily stock options & pension)	1.6	0.6	2.2	0.4	0.4	0.8

Management fee	0.5	0.5	1.0	0.5	0.5	1.0

Adjusted EBITDA of continuing operations (a)	34.2	40.9	75.1	25.5	31.9	57.4

Additional adjustments required by the amended and restated credit agreement for UCI’s senior credit facilities:

Adjustments to include Adjusted EBITDA of discontinued operations	—	—	—	4.0	3.7	7.7

Additional adjustments required for interest coverage compliance in the amended and restated credit agreement for transition periods	—	—	—	4.7	—	4.7

Adjusted EBITDA under credit agreement	$34.2	$40.9	$75.1	$34.2	$35.6	$69.8

(a)	The first and second quarter of 2007 amounts include approximately $4.2 million and $6.5 million, respectively, and the first and second quarter of 2006 amounts include zero and $1.9 million, respectively, of ASC Adjusted EBITDA after the May 25, 2006 acquisition date.